Exhibit 99.1

                              NOTICE OF TERMINATION
                              ---------------------

                               Regan Holding Corp.
                               2090 Marina Avenue
                               Petaluma, CA 94654


June 22, 2005

SCOR Life U.S. Re Insurance Company
Colonnade Building III, Suite 700
15305 Dallas Parkway
Addison, TX 75001
Attention:  Mr. Yves Corcos, Chief Executive Officer

Dear Mr. Corcos:

We refer you to the Purchase Option Agreement dated as of July 1, 2002, between SCOR Life U.S. Re Insurance Company ("SCOR") and Regan Holding Corp. (the
"Option Agreement"). We understand that the A.M. Best Rating of Investors Insurance Corporation has fallen below an "A- (Excellent)" and is currently at "B++ (Very Good)." Therefore, pursuant to Section 10(a) of the Option Agreement, we hereby terminate the Option Agreement and demand a refund of the Annual Option Fees, as well as all other Option Fees (as those terms are defined in the Option Agreement) paid to SCOR pursuant to Section 4 of the Option Agreement, with interest at a rate of seven percent (7%) per annum on each such payment, calculated from the date each payment was made. We compute that amount to be $3,316,590.28 as of June 20, 2005. Interest is continuing to accrue to the date the matter is settled and we expect immediate payment of such amount in full. In addition, we reserve all other rights that we may have under the Option Agreement.

Sincerely,


/s/ R. Preston Pitts

R. Preston Pitts
President